UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2014

First Midwest Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)	60143 (Zip Code)

(630) 875-7450
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On January 21, 2014, First Midwest Bancorp, Inc. (the “Company”) entered into a Loan Agreement (the “Agreement”) with U.S. Bank National Association (the “Lender”) providing for a $35 million short term, unsecured revolving credit facility (the “Credit Facility”).  The Company intends to use any proceeds from the Credit Facility for general short term corporate purposes.

Advances under the Loan Agreement (the “Advances”) will bear interest at a rate equal to one-month LIBOR plus 1.75% per annum, adjusted on a monthly basis.  In addition, the Company is required to pay the Lender an unused facility fee equal to 0.30% per annum.  During the term of the Credit Facility, the Company must repay all Advances for a period of thirty consecutive calendar days.  The Credit Facility will mature on January 20, 2015.

The Agreement contains certain representations and warranties pertaining to, among other matters, (i) the Company’s continued ownership of its shares of First Midwest Bank (“FMB”) stock free and clear of any pledges and liens, (ii) the Company’s and FMB’s financial condition, and (iii) certain loans of FMB, all of which remain in effect during the term of the Credit Facility.

The Agreement also contains certain general and financial covenants that must be satisfied during the term of the Credit Facility.  The general covenants include, among others, restrictions on (i) mergers where the Company is not the surviving entity, (ii) the ability of the Company to pay any dividends on or redeem any of its capital stock if an event of default has occurred and is continuing, and (iii) the Company incurring certain indebtedness or placing certain liens on its properties.  The financial covenants require the continuation of (i) the Company and certain of its subsidiaries maintaining unencumbered cash or marketable securities in excess of $7,000,000, (ii) FMB qualifying as “well capitalized” under applicable banking rules and regulations, (iii) FMB maintaining a ratio of total capital to total risk-based assets of at least 12%, (iv) FMB maintaining a ratio of nonperforming assets to tangible primary capital of not more than 25%, (v) FMB maintaining a ratio of allowance for loan losses to nonperforming loans (excluding covered assets and troubled debt restructurings that are accruing interest) of not less than 55%, and (vi) the Company maintaining a fixed charge coverage ratio on a rolling four quarter basis of not less than 125%.

Upon the occurrence of any of the events of default set forth in the Agreement, the Lender will have the right, if the event of default is still continuing and upon the Lender’s compliance with certain notice requirements under the Agreement, to declare all outstanding Advances to be immediately due and payable and to terminate the Lender’s obligations to extend credit under the Agreement.

As of the date of this report, there are no outstanding Advances under the Credit Facility.

The foregoing summary of certain terms and conditions of the Agreement is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 hereof is incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

Exhibits

10.1            Loan Agreement dated as of January 21, 2014 between the Company and the Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: January 27, 2014	/s/ NICHOLAS J. CHULOS
By: Nicholas J. Chulos
Executive Vice President, Corporate Secretary
and General Counsel

Exhibit Index

10.1            Loan Agreement dated as of January 21, 2014 between the Company and the Lender.